Free Writing Prospectus

Filed Pursuant to Rule 433

Dated May 10, 2013

Registration Statement No. 333-167489

SAN FRANCISCO INVESTOR PRESENTATION RETAIL SECURITIZATION MAY 2013

Free Writing Prospectus Registration Statement No. 333-167489 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 212-723-6171.

DISCUSSION AGENDA Business Update 3 Retail Securitization R-1 Floorplan Securitization F-1 Lease Securitization L-1

Ford Credit has been originating retail installment contracts for over 50 years -- as of March 31, 2013, Ford Credit’s portfolio included 1.9 million U.S. retail contract customers Ford Credit has extensive experience in the securitization of U.S. retail contracts through various channels, including: Public transactions (over 60 since 1989) Private transactions FCAR, our single seller ABCP conduit (since 1996) Collateral composition has trended in line with the industry and Ford Credit’s strategic focus -- we securitize what we originate Structural elements have remained consistent over time -- same structure in place for over 15 years RETAIL SECURITIZATION OVERVIEW

 RETAIL SECURITIZATION BUSINESS UPDATE Number of Receivables Originated U.S. Financing Share* * These data include Ford, Lincoln and Mercury brands only Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in origination volumes starting in 2010 reflect an increase in Ford’s sales and Ford Credit’s financing share Recent increases in financing share have been driven primarily by the availability of Ford-sponsored marketing programs that favor Ford Credit Source: Ford Credit 10-K 38% 39% 29% 32% 36% 38% 2007 2008 2009 2010 2011 2012

RETAIL SECURITIZATION PORTFOLIO CREDIT METRICS Weighted Average FICO ® at Origination Net Losses as a % of the Average Portfolio Outstanding Average Net Loss on Charged-Off Contracts Repossessions as a % of the Average Number of Contracts Outstanding Source: 2013-A Prospectus Supplement 0.79% 1.45% 1.53% 0.74% 0.45% 0.30% 2007 2008 2009 2010 2011 2012 $3,892 $6,483 $5,249 $3,047 $2,351 $2,197 2007 2008 2009 2010 2011 2012 1.95% 2.39% 3.12% 2.54% 2.05% 1.54% 2007 2008 2009 2010 2011 2012

 New/Used Car/Light Truck/Utility Weighted Average FICO® % of Contracts > 60 month original term RETAIL SECURITIZATION SECURITIZATION POOL CHARACTERISTICS Source: Ford Credit Prospectuses Memo: FICO® less than 23% 22% 20% 18% 18% 18% 19% 18% 16% 17% 19% 19% 19% 18% 650 * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize 0% 10% 20% 30% 40% 50% 0.00% 20.00% 40.00% 60.00% 80.00% 100.00% Car Light Truck Utility Other* 0.00% 20.00% 40.00% 60.00% 80.00% 100.00% New Used

RETAIL SECURITIZATION
SECURITIZATION POOL PERFORMANCE



Pools > 2.0% cumulative loss: 2001-B -- E
2006-B -- C
2007-A
2008-B -- C
Loss Ratio
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 61 63
Period (Months)
01-A
01-B
01-C
01-D
01-E
02-A
02-B
02-C
02-D
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A

Over 10 Years Of Consistent Performance Through Multiple Cycles

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RETAIL SECURITIZATION TRANSACTION STRUCTURE

FORD CREDIT


% of Initial Adjusted Pool Balance
Class A Notes ("AAA")
95.0%
Class B Notes ("AA")
3.0%
Class C Notes ("A")
2.0%
Class D Notes ("BBB")
2.0%
Reserve Account
0.5%
Excess Spread (per annum)
~4.0%
Initial Negative Overcollateralization
(2.0%)
Total Class A Enhancement ~9.5%

- **Consistent structure for more than 15 years**
- **Senior/subordinate, sequential pay structure**
- **Credit enhancements in our retail securitization programs are:**
  - **Subordination of junior notes**
  - **Cash reserve**
  - **Excess spread (used to build to a target overcollateralization)**

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RETAIL SECURITIZATION
BREAK-EVEN ANALYSIS



Break-Even for 2013-A Compared With Historical Pool Losses
14%
12%
10%
8%
6%
4%
2%
0%
Illustration: Approximate Break-Even Cumulative Net Loss for 2013-A*
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 61 63
Period (Months)
01-A
01-B
01-C
01-D
01-E
02-A
02-B
02-C
02-D
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A

* S&P 2013-A Pre-Sale Report

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